Exhibit 99.1

FOR IMMEDIATE RELEASE

Oculus Innovative Sciences Reports Revenues of $3.5 Million for the Third Quarter of Fiscal 2013

•	Oculus board of directors unanimously approved a plan to spin off the company’s novel drug RUT58-60 as a separate company to be called Ruthigen, Inc. in January 2013
•	Oculus’ subsidiary, Ruthigen, to pursue a FDA drug indication for U.S. surgical and trauma market (a potential opportunity of over 46 million surgeries annually) and seek partnerships in Europe and Japan
•	Revenue for the third quarter of fiscal 2013 of $3.5 million, up 27%
•	EBITDAS for the third quarter of fiscal 2013 of ($163,000)
•	Revenue for nine months of fiscal 2013 of $12.1 million, up 29%
•	EBITDAS for nine months of fiscal 2013 improved by $2.0 million to ($398,000) with $410,000 of one-time severance costs related to the More Pharma transaction
•	Cash position of $6.6 million at December 31, 2012, up $3.2 million from March 31, 2012

Conference Call Begins at 4:30 p.m. (ET) Today

PETALUMA, Calif.--(February 13, 2013)--Oculus Innovative Sciences, Inc. (Nasdaq: OCLS) today announced financial results for the third quarter of fiscal year 2013, ended December 31, 2012. Total revenues were $3.5 million for the third quarter ended December 31, 2012 compared to $2.8 million for the same period in the prior year. Product revenues, including product licensing fees, increased $760,000, or 29%, for the third quarter ended December 31, 2012, as compared to the same period in the prior year, with increases in the United States, Mexico and Singapore; partly offset by declines in Middle East, India and China.

"Oculus management and the board of directors set forth on a plan in January to unlock the value of Oculus’ drug assets," said Hoji Alimi, CEO of Ruthigen, Inc., a wholly owned subsidiary of Oculus. "Ruthigen was established to develop RUT58-60, a novel hypochlorous acid formulation with magnesium and no sodium hypochlorite, as a drug candidate for surgical and traumatic indications. We are targeting spinning off Ruthigen from Oculus later this year and we are also working towards initiation of clinical trials for RUT58-60 later this year."

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Product revenue in the United States for the three months ended December 31, 2012, increased $648,000, or 64%, as compared to the same period in the prior year due to both unit growth with new product launches into the dermatology market, as well as higher unit growth in products sold by Oculus’ animal healthcare partner, Innovacyn, Inc. The revenue recorded from Innovacyn for the three months ended December 31, 2012, was $883,000, up $218,000 from the same period in the prior year. Revenue growth attributed to Oculus’ dermatology partners reflected strong unit growth as three new products were launched in the fourth quarter of the fiscal year ended March 31, 2012.

“We have a primary focus on product, growth and profitability,” said Jim Schutz, newly appointed Oculus CEO. “We believe three key elements will further our growth efforts. First, we will add new products—organically from our own R&D and through acquisition—for our current commercial partners. Second, we’ll add new partners. And finally, we’ll expand territories with aggressive targets.  This is an exciting time to be at Oculus.”

Revenue in Mexico for the three months ended December 31, 2012, increased $188,000, or 16%, when compared to the same period the prior year. The increase was driven by a 97% increase in the number of units sold and the recognition of $378,000 related to the amortization of upfront fees paid by More Pharma Corporation, S.de R.L. de C.V., Oculus’ new exclusive distributor in Mexico, partially offset by a 45% reduction in the overall average sales price per unit received. Due to the transfer of the sales function to More Pharma, Oculus has eliminated the cost of the sales people and promotions in Mexico, thus reducing certain operating costs in that country.

Revenue in Europe and Rest of World for the three months ended December 31, 2012, decreased $76,000, or 18%, as compared to the same period in the prior year, primarily as a result of decreases in sales in India, Middle East and China, partially offset by increases in Singapore.

Oculus reported gross profit related to sales of Microcyn®-based products of approximately $2.5 million, or 73% of product revenues, during the three months ended December 31, 2012, compared to a gross profit of $1.8 million, or 71% of product revenues, for the same period in the prior year. The higher gross profitability is primarily the result of higher unit volume and improved product mix in the United States. Gross margins in Mexico were 54% of product revenues during the three months ended December 31, 2012, as compared to 75% for the same period in the prior year as a result of the reduction in the unit pricing in connection with the More Pharma agreement discussed previously.

Total operating expenses decreased by $1.1 million, or 25%, to $3.2 million for the three months ended December 31, 2012, compared to $4.2 million for the similar period in the prior year. Operating expenses minus non-cash expenses during the three months ended December 31, 2012 were $2.7 million, down from $3.2 million for the same period in the prior year. Research and development expenses were $509,000 for the three months ended December 31, 2012, and were the same as in the prior year period. Selling, general and administrative expense decreased $1.1 million, or 29%, to $2.6 million during the three months ended December 31, 2012, as compared to $3.7 million for the same period in the prior year. The decrease for the three months ended December 31, 2012 was primarily due to lower selling expenses in Mexico and higher expenses related to new products, compensation, and investor-related costs in the United States.

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Loss from operations minus non-cash expenses for the three months ended December 31, 2012 was at $163,000, compared to $1,264,000 for the same period in the prior year.

Net loss for the three months ended December 31, 2012 was $1.9 million, a decrease of $635,000 from a net loss of $2.5 million for the same period in the prior year. Stock-based compensation charges were $456,000 and $1.0 million for the quarters ended December 31, 2012 and 2011, respectively.

As of December 31, 2012, Oculus had unrestricted cash and cash equivalents of $6.6 million, compared with $3.4 million as of March 31, 2012.

Nine Months Results

Total revenue was $12.1 million for the nine months ended December 31, 2012, compared to $9.4 million for the same period in the prior year. Product revenues, including product licensing fees received, for the nine months ended December 31, 2012 increased $2,740,000, or, 32%, to $11.4 million as compared to $8.7 million for the same period in the prior year, with revenue increases in the United States, Mexico and Singapore, partially offset by a decline in Europe, Middle East, India and China. Oculus reported gross profit related to sales of Microcyn®-based products of $8.5 million, or 74%, for the nine months ended December 31, 2012, compared to a gross profit of $6,482,000, or 75% of product revenues, for the same period in the prior year, primarily due to lower profitability in Europe and Mexico. Total operating expenses minus non-cash expenses decreased $34,000, for the nine months compared to the same period in the prior year. Operating loss minus non-cash expenses (EBITDAS) for the nine months was $398,000, including $410,000 of one-time severance charges related to the More Pharma transaction in Mexico, compared to $2.4 million in the same period in the prior year.

Conference Call

Oculus management will hold a conference call today to discuss its third quarter of fiscal 2013 results and to answer questions, beginning at 4:30 p.m. ET. Individuals interested in participating in the conference call may do so by dialing 877-303-7607 for domestic callers or 973-638-3203 for international callers. Those individuals interested in listening to the conference call live via the Internet may do so at http://ir.oculusis.com/events.cfm. Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.

A telephone replay will be available for seven days following the conclusion of the call by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering conference code 90051967. A webcast replay will be available on the site at http://ir.oculusis.com/events.cfm for one year following the call.

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About Oculus Innovative Sciences, Inc.

Oculus Innovative Sciences is a commercial healthcare company that designs, produces and markets innovative, safe and effective drugs, devices and nutritional products. Oculus is pioneering innovative solutions in multiple markets for the dermatology, surgical, wound care, and animal healthcare markets. The company has commercialized products in the United States, Europe, India, China, Mexico and select Middle East countries. Oculus’ headquarters are in Petaluma, California, with manufacturing operations in the United States and Latin America. More information can be found at www.oculusis.com.

About Ruthigen, Inc.

Ruthigen, Inc. is a wholly owned subsidiary of Oculus Innovative Sciences, Inc. (Nasdaq:OCLS). Ruthigen focuses on the development of RUT58-60, a drug candidate intended for accelerating patient discharge post-surgery. RUT58-60 is a new and unique chemical formulation containing twice the concentration of hypochlorous acid as compared to Oculus Innovative Sciences, Inc.'s proprietary Microcyn® Technology, along with magnesium and no sodium hypochlorite. It is specifically designed for internal use, targeting organ exposure.

RUT58-60 has been formulated based on several clinical studies in international markets including a 2006 retrospective case-controlled study involving 40 post-surgical peritonitis patients. The 20 patients in the study group, who were treated with the preliminary RUT58-60 formulation and saline, were in the hospital on an average of 22.4 days following surgery, whereas the control group, which was treated with saline alone, demonstrated a longer hospital stay on average of 31.9 days. Both groups were treated with systemic antibiotics.

Forward-Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements about the commercial and technology progress and future financial performance of Oculus Innovative Sciences, Inc. and its subsidiaries (the “Company”). These forward-looking statements are identified by the use of words such as “anticipates,” “believes,” “expects,” “may,” “plans,” “predicts,” “will,” “launching,” “planned,” and “expect,” among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company's patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company's products will not be as large as expected, the Company's products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, and its ability to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, the uncertainties associated with effecting a spinoff and initial public offering of a separate public company, and the discretion of Oculus' Board of Directors to delay or cancel the spinoff prior to execution, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended March 31, 2012. The Company disclaims any obligation to update these forward-looking statements, except as required by law.

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Oculus, Microcyn® Technology, and Ruthigen are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and service marks are the property of their respective owners.

Contact:

Oculus Innovative Sciences, Inc.

Dan McFadden

Director of Marketing/Communications

(425) 753-2105

dmcfadden@oculusis.com

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31, 2012	March 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,598	$3,351
Accounts receivable, net	3,070	2,151
Inventories, net	901	953
Prepaid expenses and other current assets	331	505
Total current assets	10,900	6,960
Property and equipment, net	729	806
Other assets	201	72
Total assets	$11,830	$7,838
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable	$504	$816
Accrued expenses and other current liabilities	793	844
Deferred revenue	2,867	1,619
Current portion of long-term debt, net of debt discount of $572 and $624 at December 31, 2012 (unaudited) and March 31, 2012, respectively, and net of prepayment of $238 at December 31, 2012	1,134	1,415
Derivative liability	–	55
Total current liabilities	5,298	4,749
Deferred revenue, less current portion	2,980	133
Long-term debt, net of debt discount of $359 and $769 at December 31, 2012 (unaudited) and March 31, 2012, respectively, and net of prepayment of $398 at December 31, 2012, less current portion	424	1,824
Put warrant liability, net	–	2,000
Total liabilities	8,702	8,706
Commitments and Contingencies
Stockholders’ Equity (Deficiency):
Convertible preferred stock, $0.0001 par value; 5,000,000 shares authorized, no shares issued and outstanding at December 31, 2012 (unaudited) and March 31, 2012	–	–
Common stock, $0.0001 par value; 100,000,000 shares authorized, 37,339,888 and 29,007,903 shares issued and outstanding at December 31, 2012 (unaudited) and March 31, 2012, respectively	4	3
Additional paid-in capital	141,494	134,496
Accumulated other comprehensive loss	(3,070)	(3,053)
Accumulated deficit	(135,300)	(132,314)
Total stockholders’ equity (deficiency)	3,128	(868)
Total liabilities and stockholders’ equity (deficiency)	$11,830	$7,838

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2012	2011	2012	2011
Revenues
Product	$2,655	$2,503	$10,312	$8,379
Product licensing fees	702	94	1,125	318
Service	183	193	680	696
Total revenues	3,540	2,790	12,117	9,393
Cost of revenues
Product	906	757	2,986	2,215
Service	163	181	576	599
Total cost of revenues	1,069	938	3,562	2,814
Gross profit	2,471	1,852	8,555	6,579
Operating expenses
Research and development	509	509	1,554	1,505
Selling, general and administrative	2,642	3,697	8,993	10,076
Total operating expenses	3,151	4,206	10,547	11,581
Loss from operations	(680)	(2,354)	(1,992)	(5,002)
Interest expense	(275)	(260)	(843)	(652)
Interest income	1	1	3	4
Loss due to change in fair value of common stock	(864)	–	(864)	–
(Loss) gain due to change in fair value of derivative instruments	(84)	86	766	303
Other expense, net	(10)	(20)	(56)	(214)
Net loss	(1,912)	(2,547)	(2,986)	(5,561)
Preferred stock deemed dividend	–	–	(1,062)	–
Net loss available to common shareholders	$(1,912)	$(2,547)	$(4,048)	$(5,561)
Net loss per common share: basic and diluted	$(0.05)	$(0.09)	$(0.12)	$(0.21)
Weighted-average number of shares used in per common share calculations:
Basic and diluted	35,879	27,020	33,372	26,872
Other comprehensive loss, net of tax
Net loss	$(1,912)	$(2,547)	$(2,986)	$(5,561)
Foreign currency translation adjustments	(16)	(87)	(17)	(261)
Other comprehensive loss	$(1,928)	$(2,634)	$(3,003)	$(5,822)

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2012	2011	2012	2011
(1) Loss from operations minus non-cash expenses (EBITDAS):

GAAP loss from operations as reported	$(680)	$(2,354)	$(1,992)	$(5,002)
Non-cash adjustments:
Stock-based compensation	456	1,011	1,397	2,339
Depreciation and amortization	61	79	197	245
Non-GAAP loss from operations minus non-cash expenses (EBITDAS)	$(163)	$(1,264)	$(398)	$(2,418)

(2) Net loss minus non-cash expenses:

GAAP net loss as reported	(1,912)	$(2,547)	$(2,986)	$(5,561)
Non-cash adjustments:
Stock-based compensation	456	1,011	1,397	2,339
Depreciation and amortization	61	79	197	245
Loss due to change in fair value of common stock	864	–	864	–
Loss (gain) due to change in fair value of derivative instruments	84	(86)	(766)	(303)
Non-cash interest expense	158	128	461	303
Non-GAAP net loss minus non-cash expenses	$(289)	$(1,415)	$(833)	$(2,977)

(3) Operating expenses minus non-cash expenses:

GAAP operating expenses as reported	$3,151	$4,206	$10,547	$11,581
Non-cash adjustments:
Stock-based compensation	(419)	(983)	(1,294)	(2,260)
Depreciation and amortization	(28)	(43)	(99)	(133)
Non-GAAP operating expenses minus non-cash expenses	$2,704	$3,180	$9,154	$9,188

Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

(1)	Loss from operations minus non-cash expenses (EBITDAS) is a non-GAAP financial measure. The Company defines operating loss minus non-cash expenses as GAAP reported operating loss minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of modifying the operating loss to reflect direct cash related transactions during the measurement period.

(2)	Net income (loss) minus non-cash expenses is a non-GAAP financial measure. The Company defines net income (loss) minus non-cash expenses as GAAP reported net loss minus depreciation and amortization, stock-based compensation, a change in the fair value of derivative instruments, and non-cash interest. The Company uses this measure for the purpose of modifying the net loss to reflect only those expenses to reflect direct cash transactions during the measurement period.

(3)	Operating expenses minus non-cash expenses is a non-GAAP financial measure. The Company defines operating expenses minus non-cash expenses as GAAP reported operating expenses minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of identifying total operating expenses involving cash transactions during the measurement period.

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